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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. 1)*

                        FLEXIINTERNATIONAL SOFTWARE, INC.
           ----------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
           ----------------------------------------------------------
                         (Title of Class of Securities)

                                   338923 10 5
           ----------------------------------------------------------
                                 (CUSIP Number)

                                 NOT APPLICABLE
           ----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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-----------------------                                      ------------------
 CUSIP No. 338923 10 5             SCHEDULE 13G               Page 1 of 4 pages
--------------------------------------------------------------------------------
  1.    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        JAMES W. SCHENCK
--------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) [ ]
                                                             (b) [ ]
--------------------------------------------------------------------------------
  3.    SEC USE ONLY


--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S. CITIZEN
--------------------------------------------------------------------------------
                            5.     SOLE VOTING POWER

                                   NONE
    NUMBER OF              -----------------------------------------------------
     SHARES                 6.     SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                       547,499(1)
     EACH                  -----------------------------------------------------
   REPORTING                7.     SOLE DISPOSITIVE POWER
    PERSON
                                   NONE
                           -----------------------------------------------------
                            8.     SHARED DISPOSITIVE POWER

                                   547,499(1)
--------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        547,499
--------------------------------------------------------------------------------
 10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES                                      [ ]

--------------------------------------------------------------------------------
 11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        3.1% (AS OF DECEMBER 31, 2000)
--------------------------------------------------------------------------------
 12.    TYPE OF REPORTING PERSON*

        IN
================================================================================
(1) THESE SHARES ARE HELD JOINTLY WITH MR. SCHENCK'S SPOUSE WITH WHOM HE SHARES VOTING AND DISPOSITIVE POWER.


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-----------------------                                      -------------------
 CUSIP No. 338923 10 5             SCHEDULE 13G               Page 2 of 4 pages
-----------------------                                      -------------------

--------------------------------------------------------------------------------
ITEM 1(a).  NAME OF ISSUER:

            FLEXIINTERNATIONAL SOFTWARE, INC.
--------------------------------------------------------------------------------
ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            TWO ENTERPRISE DRIVE
            SHELTON, CONNECTICUT  06484
--------------------------------------------------------------------------------
ITEM 2(a).  NAME OF PERSONS FILING:

            JAMES W. SCHENCK
--------------------------------------------------------------------------------
ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

            6 ZOCALA, SAN CLEMENTE, CALIFORNIA, 92673
--------------------------------------------------------------------------------
ITEM 2(c).  CITIZENSHIP:

            U.S. CITIZEN
--------------------------------------------------------------------------------
ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

            COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
ITEM 2(e).  CUSIP NUMBER:

            338923 10 5
--------------------------------------------------------------------------------
ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or
         (c), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ] Broker or Dealer registered under Section 15 of the Exchange
                 Act.

         (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

         (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940.

         (e) [ ] An investment adviser in accordance with Rule
                 13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

         (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
--------------------------------------------------------------------------------



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-----------------------                                      ------------------
 CUSIP No. 338923 10 5             SCHEDULE 13G               Page 3 of 4 pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
ITEM 4.  OWNERSHIP

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a) Amount beneficially owned:

              JAMES W. SCHENCK............................547,499

        (b) Percent of Class:

              JAMES W. SCHENCK.................(3.1% AS OF DECEMBER 31, 2000)

        (c) Number of shares as to which such person has:

                                                                    ------------
          (i)   Sole power to vote or to direct the vote              NONE
                                                                    ------------
          (ii)  Shared power to vote or to direct the vote            547,499(2)
                                                                    ------------
          (iii) Sole power to dispose or direct the disposition of    NONE
                                                                     -----------
          (iv)  Shared power to dispose or direct the disposition of  547,499(2)
                                                                     -----------



--------------------------------------------------------------------------------
ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

--------------------------------------------------------------------------------

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
         PERSON.

         NOT APPLICABLE.
--------------------------------------------------------------------------------

(2) THESE SHARES ARE HELD JOINTLY WITH MR. SCHENCK'S SPOUSE WITH WHOM HE SHARES VOTING AND DISPOSITIVE POWER.



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-----------------------                                      ------------------
 CUSIP No. 338923 10 5             SCHEDULE 13G               Page 4 of 4 pages
--------------------------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          NOT APPLICABLE.
--------------------------------------------------------------------------------

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          NOT APPLICABLE.
--------------------------------------------------------------------------------

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          NOT APPLICABLE.
--------------------------------------------------------------------------------

ITEM 10.  CERTIFICATIONS.

          NOT APPLICABLE.

--------------------------------------------------------------------------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               February 9, 2001
                                 -----------------------------------------------
                                                   (Date)

                                            /s/ James W. Schenck
                                 -----------------------------------------------
                                                 (Signature)

                                               James W. Schenck
                                 -----------------------------------------------
                                                 (Name/Title)